Exhibit 99.1

FOR IMMEDIATE RELEASE

IsoRay Announces Appointment of New Director

Mick McCormick, Former EVP of Global Sales and Marketing for Columbia Sportswear, Appointed to Board

Richland, WA (June 22, 2015) — IsoRay Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, today announced the appointment, on June 18, 2015, of Michael (Mick) McCormick, former Executive Vice President of Global Sales and Marketing of Columbia Sportswear, to its Board of Directors.

Mr. McCormick will serve on the Audit and Compensation Committees of the Board, and will chair the Nominating and Corporate Governance Committee of the Board.

Mr. McCormick brings over 25 years of senior executive positions in global management, sales, and marketing to the Company. He is currently the CEO of Glukos, one of the fastest growing food energy products in the U.S. He also serves as a founder and partner of GO Intellectual Capital, an advisory firm specializing in medical, aviation, and financial services. GO Intellectual Capital recently provided consulting services to DJO Global, a medical device and services company, to expand its product assortment, add new channels of distribution, and market new category opportunities. Prior to his service with Glukos and GO, Mr. McCormick served as Executive Vice President of Global Sales and Marketing for Columbia Sportswear from 2006-2012, where his team successfully launched several new patented technologies, including Omni-Heat® Reflective and Omni-Freeze® Zero. During Mr. McCormick’s tenure, Columbia built an intellectual property portfolio with over 200 patents. Mr. McCormick started his career with Nike, working in several senior management roles and ultimately becoming the Director of National Sales, US, prior to his departure in 1999. He also served as Chief Marketing Officer of Golf Galaxy from 2003-2006 and Executive Vice President of Global Sales and Marketing of Callaway Golf from 2000-2003.

"Mick’s vision, strategy and leadership led to the introduction of many innovative best-selling products at Columbia Sportswear,” said Dwight Babcock, IsoRay’s Chairman of the Board and Chief Executive Officer. "We will deeply benefit from his sales and marketing expertise. It is difficult to find a director with both a strong background in well-known retail brands including Nike and Columbia Sportswear and a marketing background in the medical technology arena. We are excited that Mick has the experience and background to assist us in enhancing our communications and marketing strategies to get our products recognized as national and international brands by the healthcare community.”

IsoRay’s various products, including Cesium-131 seeds, sutured seeds, stranded mesh and the GliaSite® radiation therapy system, give physicians the ability to directly place a specified dosage of radiation in areas where cancer is most likely to remain after completion of a tumor removal or by placing seeds within the prostate. The ability to precisely place a specified dose of radiation means there is less likelihood for damage to occur to healthy surrounding tissue compared to other alternative treatments. IsoRay’s cancer fighting products diminish the ability of the tumor to recur, resulting in important benefits for patients in longevity as well as quality of life.

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About IsoRay
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter @Isoray.

Contact:

Floyd Stumpf

(954) 360-9998

Info@wwfinancial.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether we will benefit from the addition of Mick McCormick to the Board, whether our products will be recognized as national or international brands by the healthcare community, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay’s products, changing levels of demand for IsoRay’s current and proposed future products, IsoRay’s ability to reduce or maintain expenses while increasing sales, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay’s ability to successfully manufacture, market and sell its products, IsoRay’s ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay’s ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, whether additional studies and protocols are released and support the conclusions of past studies and protocols, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in their various forms, continued compliance with ISO standards as audited by BSI, and other risks detailed from time to time in IsoRay's reports filed with the SEC.